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Exhibit 10.17

AMERIVEST PROPERTIES INC.
DEFERRED COMPENSATION PLAN FOR
DIRECTORS AND EXECUTIVES
(EFFECTIVE SEPTEMBER 14, 2004)

A.    INTRODUCTION

        This Deferred Compensation Plan for Directors and Executives (the "Plan") will permit non-employee members ("Directors") of the Board of Directors (the "Board") and certain executives as designated by the Compensation Committee of the Board ("Executives") of AmeriVest Properties Inc. ("AmeriVest"), on an individual election basis, to defer all or part of (a) for Directors, the annual retainer and/or committee meeting fees otherwise payable in cash or AmeriVest common stock, until such time as service on the Board terminates or a change in control occurs, and (b) for Executives, all or part of the cash compensation and/or grants of AmeriVest common stock, until such time as employment with AmeriVest terminates or a change in control occurs.

B.    PURPOSES

        The primary purposes of the Plan are (1) to provide Directors and Executives with the opportunity to defer the timing of receipt and taxability of compensatory payments for services and (2) to further align Directors' and Executives' interests with those of the AmeriVest shareholders by linking the amount of deferred compensation to the value of AmeriVest common stock.

C.    MANNER OF DEFERRAL OF COMPENSATION

        Within 30 days after final Board approval of this Plan, Directors and those Executives designated by the Compensation Committee of the Board to be eligible to participate in the Plan must make their deferral election, effective for the remainder of that calendar year. After final Board approval of the Plan, within 30 days after a new Director's initial election to the Board, or an Executive's notification that the Compensation Committee of the Board has designated that person to be entitled to participate in the Plan, such Director may elect to defer all or a specified portion of the fees to be paid each year, and such Executive may elect to defer all or a specified portion of cash to be paid or AmeriVest stock that may be awarded with respect to each year.

        An election to defer will be irrevocable for the duration of each calendar year that the Director serves on the Board or the Executive remains employed by AmeriVest. The Director or Executive may modify the deferral election for any future year by written notice to AmeriVest prior to January 1st of that future year. In the absence of a modification, the deferral election then in effect shall continue to apply.

        The compensation deferred for each Director and Executive will be credited to a deferred compensation account for such Director or Executive as of the date the compensation would have been paid in the absence of a deferred election.

        Deferral of compensation under this Plan shall have no effect on any other compensation-related benefits received by a Director or Executive.

D.    INVESTMENT IN UNITS BASED ON AMERIVEST STOCK VALUE

        All compensation deferred pursuant to the Plan shall be accounted for as follows, until fully paid to the Director or Executive:

        (1)   The account will be credited with the hypothetical number of stock units ("Units"), calculated to the nearest thousandth of a Unit, determined by dividing the amount of compensation deferred on the Deferral Date by the closing market price of AmeriVest common stock as reported on the Consolidated Tape of the American Stock Exchange listed shares for the Deferral Date.

        (2)   The account will also be credited as of the dividend record date with the number of Units determined by multiplying the number of Units in the account by the per-share amount of any cash dividends declared by AmeriVest on its common stock and dividing the product by the closing market price of AmeriVest's common stock as reported on the Consolidated tape of the American Stock Exchange listed shares on the related dividend record date.

E.    RECAPITALIZATION

        If, as a result of recapitalization of AmeriVest (including stock splits), AmeriVest's outstanding shares of common stock shall be changed into a greater or smaller number of shares, the number of Units credited to an account shall be appropriately adjusted on the same basis.

F.     PAYMENT OF DEFERRED COMPENSATION

        Payment of a Director's or Executive's deferred compensation account may only be made after either (i) the Director's service on the Board, or the Executive's employment with AmeriVest, has terminated or (ii) there has been a change in control of AmeriVest. A change in control will be deemed to have occurred in the event that a change in control occurs under any of the employment agreements applicable to any Executive of AmeriVest. Payment will be made in a single lump sum payment in shares of AmeriVest common stock in an amount equal to the number of Units in the Director's or Executive's account reduced by any applicable tax or other withholding, as soon practical after termination of service from the Board, termination of employment, or a change in control, as applicable.

G.    SURVIVOR PAYOUT

        In the event of a Director's or Executive's death prior to receiving payment, the value of such person's account on the date of death shall be determined and paid to the beneficiary(ies) designated by the person (or, failing such designation, to the person's estate) in a single lump sum of shares of AmeriVest common stock, as soon as practicable after the person's death.

H.    NONASSIGNABILITY

        No right to receive payment of deferred compensation shall be transferable or assignable by a participant except by will or laws of descent and distribution.

I.     ADMINISTRATION

        The Plan shall be administered by the Compensation Committee of the Board of Directors, and such committee may establish such forms, instructions, rules, and procedures for the administration of the Plan, and shall make any necessary interpretations of the Plan, as the committee, in its sole and absolute discretion, shall determine to be appropriate.

J.     AMENDMENT OF THE PLAN

        This Plan may be amended, suspended or terminated at any time by the Board of Directors. However, no amendment, suspension or termination of the Plan may alter or impair any of the rights previously granted under the Plan without the consent of the Plan participant(s) affected thereby.

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AMERIVEST PROPERTIES INC. DEFERRED COMPENSATION PLAN FOR DIRECTORS AND EXECUTIVES (EFFECTIVE SEPTEMBER 14, 2004)